EXHIBIT 10.13

                                    AGREEMENT

This Agreement (the "Agreement") is made and entered into this 21st day of March 1996 between Coach USA, Inc. (hereinafter Coach USA) and Exel Motorcoach Partners LLC (hereinafter Exel) to be effective as of the consummation of the initial public offering of Coach USA common stock.

                                   WITNESSETH:

Coach USA is in the passenger motorcoach industry and as a means of increasing revenue and growing its business, Coach USA shall be acquiring additional passenger motorcoach businesses; and

Exel is a limited liability company whose members have significant business acumen in the areas of industry consolidation as well as established business relationships with various owners of existing passenger motorcoach businesses(such existing businesses as specifically identified in a mutually agreed upon list (the "List")are referred to herein as "Motorcoach Business" or "Motorcoach Businesses"); and

Coach USA desires that Exel provide to Coach USA an introduction, and Exel desires to provide Coach USA such an introduction, and such other consulting services as outlined herein, to the owners of Motorcoach Businesses for the purpose of allowing such owners and Coach USA to evaluate each other with a view towards completing a transaction pursuant to which Coach USA would acquire all, or a majority of, the outstanding equity interest in one or more of the Motorcoach Businesses; and

Upon the completion by Exel of its obligations in connection with each Motorcoach Business and the acquisition by Coach USA of all or a majority interest in any such Motorcoach Business, Coach USA shall compensate Exel pursuant to the terms provided herein.

NOW THEREFORE, it is mutually agreed as follows:

ARTICLE 1: MOTORCOACH BUSINESSES

1.1 With respect to the Motorcoach Businesses identified on the List, Exel shall have the exclusive right to initiate contact with and introduce the owners and key management to Coach USA. Exel shall provide to Coach USA all pertinent information in its possession on each of the Motorcoach Businesses that Exel, in its reasonable business judgment, believes is material or important to Coach USA in proceeding with discussions with any or all of such Motorcoach Businesses for the purpose of evaluating an acquisition transaction.




1.2 Following the initial couple of "rounds" of acquisitions of businesses by Coach USA, Coach USA may notify Exel that Coach USA would like Exel to identify additional companies as Motorcoach Businesses pursuant to this Agreement. Only upon agreement by Coach USA and Exel shall these companies be added to the list and at that time Exel may contact the new Motorcoach Businesses.

     It is understood by Exel and Coach USA that the number of businesses that shall be designated "Motorcoach Businesses" pursuant to this Section 1.2 shall be controlled by Coach USA. Coach USA has informed Exel that at the present time, Coach USA believes it has an adequate number of acquisition candidates identified by Coach USA, Exel and others for its initial few rounds of acquisitions. After this period, Coach USA will evaluate its acquisition candidates, including new acquisition candidates identified from acquired companies in determining whether additional companies will be added to the list of Motorcoach Businesses.

ARTICLE 2: OBLIGATIONS OF EXEL

2.1 With respect to each Motorcoach Business identified in the List, Exel shall, in accordance with the mutually agreed upon timeline established for each such business, make an initial contact and initially evaluate on behalf of Coach USA whether the owners of each such business have an interest in pursuing acquisition discussions with Coach USA.

2.2 For each such Motorcoach Business in which the owners express an interest in pursuing discussions with Coach USA, Exel shall notify Coach USA of such an interest and shall coordinate and cooperate with Coach USA in arranging for such discussions. Upon reasonable advance notice, at the request of Coach USA, one or more of the partners of Exel, as requested by Coach USA, shall participate in the initial discussions and any follow-up discussions with the representatives of each Motorcoach Business.

2.3 Upon Coach USA and the owners of any Motorcoach Business reaching an agreement in principle upon the terms and conditions under which each will work towards consummating a transaction, Exel shall be available on a reasonable basis to advise and provide guidance to Coach USA.

ARTICLE 3: COMPENSATION TO EXEL; CONSIDERATION

3.1 For each acquisition of a Motorcoach Business by Coach USA that is completed prior to May 15, 1998, or subsequent to such date and before May 15, 1999 (provided that Exel has made initial contact with, and made an introduction to Coach USA of, the owners of any such subsequently acquired Motorcoach Business prior to May 15, 1998), Exel shall be compensated on the date that the acquisition of the Motorcoach Business is consummated in accordance with the following formula:

Consideration for Mototcoach Business:                       Compensation to Exel:
-----------------------------------------     ---------------------------------------------------
        Up to $1,000,000                              Five percent (5%) of Consideration
More than $1,000,000 and up to $2,000,000      $50,000 plus 4% of Consid. greater than $1,000,000
More than $2,000,000 and up to $3,000,000      $90,000 plus 3% of Consid. greater than $2,000,000
More than $3,000,000 and up to $4,000,000     $120,000 plus 2% of Consid. greater than $3,000,000
        More than $4,000,000                  $140,000 plus 1% of Consid. greater than $4,000,000

For purposes of this Agreement "Consideration" shall be the total amount of common stock, cash and promissory notes paid by Coach USA and shall not include the assumption by Coach USA of any indebtedness or other obligations.

3.2 Any reasonable and documented out-of-pocket expenses incurred by Exel shall be reimbursed by Coach USA in connection with the acquisition of a Motorcoach Business and in addition to the payment to be made to Exel under
     Section 3.1 above.

3.3 Other than the compensation payable by Coach USA to Exel under Sections 3.1 and 3.2 each party shall bear its own costs of performing under this Agreement, including travel, entertainment, and telephone expenses associated with pursuing discussions with owners of Motorcoach Businesses.

3.4 The consideration payable to Exel by Coach USA under Section 3.1 above shall either be (i) cash payable in the form of a check drawn upon a Coach USA United States bank account or (ii) warrants to purchase Coach USA common stock, with such warrants to be valued and priced in accordance with the formula outlined in Exhibit A hereto, or (iii) a combination of cash and warrants, all at the discretion of Coach USA, provided that Coach USA and Exel have mutually agreed upon the terms and price of the warrants, and provided further, that, unless otherwise agreed, no less than 25% of the consideration, in connection with any acquisition, shall be in cash.

ARTICLE 4: TERM

4.1 This Agreement shall remain in effect through May 15, 1998; however, in the event Coach USA completes the acquisition of any Motorcoach Business after May 15, 1998 and before May 15, 1999 and which Exel had previously introduced to Coach USA prior to May 15, 1998, then Coach USA shall pay Exel upon completion of any such acquisition in accordance with Article 3 above.

ARTICLE 5: INDEPENDENCE

5.1 Exel is an independent contractor and shall not be empowered or authorized to sign any document on behalf of Coach USA or commit Coach USA to any agreement with any third party, including any Motorcoach Business. This limitation shall not preclude Exel from coordinating introductory meetings or phone calls as appropriate in order for Exel to perform its obligations under this Agreement.

ARTICLE 6: ARBITRATION

6.1 All disputes arising under this Agreement shall be submitted to and settled by arbitration. Arbitration shall be by a single arbitrator acceptable to each party; or if the parties cannot agree on a single arbitrator, by three
     (3) arbitrators, one arbitrator being selected by each party, and the third arbitrator being selected by the two arbitrators so selected. Each party shall select its arbitrator and give notice of such choice to the other party within thirty (30) days after the initial notice of a dispute under the Agreement. If either party shall not have selected an arbitrator and given notice thereof to the other party within the specified period, then the single arbitrator selected by the other party shall be the sole arbitrator. If both arbitrators have been timely selected by the parties, then the selection of the third arbitrator by the other two shall be made within fifteen (15) days following the selection of the second of them by the parties, or if they cannot agree on a third arbitrator within such fifteen day period, by the American Arbitration Association, Houston, Texas. The meeting of the arbitrators shall be held in Houston, Texas and shall be conducted in accordance with the rules existing at the date thereof of the American Arbitration Association to the extent not inconsistent with this Agreement. The decision of a majority of the arbitrators shall be final and binding as to any matters submitted to them under this Agreement. Each party shall bear is own costs and expenses incurred in connection with any such arbitration proceeding and any civil action unless the arbitrator or court, as the case may be, otherwise specifies in the interest of fairness.

ARTICLE 7: CONFIDENTIALITY

7.1 Other than disclosure of this Agreement and the terms hereunder pursuant to United States and applicable state securities laws, Coach USA and Exel shall maintain as confidential all aspects of performing under this Agreement. Exel shall not, without the prior written consent of Coach USA, disclose to any other third party the names or identity of any Motorcoach Business or the status or substance of any discussions or negotiations with any Motorcoach Business.

ARTICLE 8: MISCELLANEOUS

8.1 This Agreement and any disputes to be resolved hereunder shall be interpreted in accordance with, and any decisions by arbitrators shall apply, the law of the state of Delaware.

8.2 This Agreement cannot be assigned by either party without the prior written consent of the other party.

8.3 This Agreement constitutes the entire agreement between the parties with respect to the matters referenced herein. Any amendments or revisions hereto shall only be effective upon each party executing any such amendment or revision in writing.

8.4 All notices to either party shall be sent via United States mail, prepaid first class postage, to the following address:

                             Coach USA, Inc.
                             One Riverway
                             Suite 600
                             Houston, TX  77056

                             Exel Motorcoach Partners LLC
                             67 Batterymarch St.
                             Boston, MA 02110


     This Agreement is entered into and effective as the date and year first recited above.

Coach USA, Inc.                             Exel Motorcoach Partners LLC

By:/s/ RICHARD KRISTINIK                    By:/s/ PAUL M. VERROCHI
       Richard Kristinik,                          Paul M. Verrochi
       Chief Executive Officer              Title: President